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                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.__)

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                                  EPIMMUNE INC.
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                (Name of Registrant as Specified In Its Charter)

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                 Filed by Epimmune Inc. pursuant to Rule 14a-12
             under the Securities Exchange Act of 1934, as amended.

             EPIMMUNE REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

SAN DIEGO, May 9, 2003 - EPIMMUNE INC. (Nasdaq: EPMN) today announced its financial results for the first quarter ended March 31, 2003.

During the quarter, cash and cash equivalents declined $2.2 million to an ending balance of $7.6 million. The Company held its operating burn rate to about the level of the same period last year, but interest income was about $0.2 million lower. Revenue for the first quarter 2003 was $1.4 million compared to $2.0 million in the first quarter of 2002. The decrease in revenue in 2003 compared to 2002 was primarily due to recognition of a non-recurring milestone payment from Genencor as revenue during the first quarter of 2002 compared to no such revenue in 2003 and a decrease in grant revenue during 2003 as a result of completion of work on certain grants and the timing of costs to be included for reimbursement on others.

Operating expenses were $3.3 million in the first quarter of 2003 and in the first quarter of 2002. Net loss for the first quarter of 2003 was $1.8 million, or $0.15 per basic and diluted share compared with a net loss of $1.1 million, or $0.09 per basic and diluted share for the same period in 2002. Financial details appear in the accompanying schedules.

Epimmune's expenses during the quarter ended March 31, 2003, focused mainly on three vaccine clinical trials, two directed at cancer therapies with the Company's EP-2101 vaccine and one at treatment of HIV with the Company's EP-1090 vaccine.

BUSINESS OUTLOOK

Epimmune projects that receipts from existing development and licensing agreements are sufficient to maintain current operating expense levels through 2003. The Company believes that negotiations currently underway will add new sources of contract revenues and licensing fees before year-end. The Company has proposed a merger with Anosys, Inc., which would be contingent on raising new equity and would require shareholder approval. This deal would be aimed at funding an expanded portfolio of clinical trials through proof-of-principle in human patients, with the goal of advancing the Company to a stage where development and licensing agreements could replace equity funding.

ABOUT EPIMMUNE INC.

EPIMMUNE INC., based in San Diego, is focused on the development of pharmaceutical products using multiple epitopes to specifically activate the body's immune system. Epitopes, critical signaling molecules, stimulate the T cell arm of the immune system to respond to specific regions of cancer cells or infectious agents. By combining multiple, selected epitopes into a single drug candidate, the immune response can be both targeted and optimized for strength. Epimmune's therapeutic drug candidates have been designed to treat disease by stimulating the body's immune system to respond aggressively to infections such as HIV, hepatitis C virus and hepatitis B virus, and tumors such as breast, colon, lung and prostate. The Company's preventative drug candidates have been designed to protect against disease by teaching the body's immune system to react quickly when exposed to infectious agents. Epimmune's technology can also be used to identify and potentially eliminate undesirable reactions to therapeutic drugs or consumer products by modifying specific epitopes to suppress the unwanted immune response. In addition, Epimmune previously announced that it has preliminarily agreed to merge its operations with Anosys, Inc. to create a combined company focused on the field of immunotherapeutics and products for the treatment of cancer and infectious diseases. The all-stock transaction is subject to the parties entering into a definitive merger agreement, approval by the shareholders of both companies, obtaining


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commitments for capital resources to fund the combined company's operations and various other conditions that must be satisfied prior to closing the merger.
For more information on Epimmune, visit www.epimmune.com.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT EPIMMUNE'S PROPOSED MERGER WITH ANOSYS

In the event that Epimmune enters into a definitive agreement with Anosys and secures the required related funding, Epimmune will file a proxy statement concerning its proposed merger with Anosys, Inc. with the SEC. Investors and security holders are advised to read the proxy statement related to the proposed merger, because it will contain important information related to the merger. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by Epimmune with the SEC at the SEC's website at http://www.sec.gov. The proxy statement and any other documents filed by Epimmune with the SEC may also be obtained free of charge from Epimmune by directing such request to the Company's Secretary at the following address: 5820 Nancy Ridge Drive, San Diego, California 92121.

INFORMATION CONCERNING PARTICIPATION IN EPIMMUNE'S PROXY SOLICITATION

Epimmune and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Epimmune with respect to Epimmune's proposed merger with Anosys. Information regarding such executive officers and directors is included in Epimmune's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2002. This document is available free of charge at the SEC's website at http://www.sec.gov. Investors and security holders may obtain additional information about the interests of the executive officers and directors of Epimmune in Epimmune's proposed merger with Anosys by reviewing the proxy statement related to the merger once it has been filed with the SEC.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect management's current views of future events, including the proposed merger with Anosys and the related financing, the anticipated benefits to Epimmune of its collaborations, anticipated trends in revenue and operating expenses, projections regarding maintaining current and planned operations and that negotiations currently underway will add new sources of contract revenues and licensing fees before year-end. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including but not limited to the risk that Epimmune and Anosys may not enter into a definitive merger agreement, that even if Epimmune and Anosys enter into a definitive merger agreement, that the merger may not close due to a number of reasons, including but not limited to, Epimmune or Anosys not obtaining shareholder approval of the transaction or not obtaining commitments for capital resources, the risk that combining Epimmune and Anosys may not result in a stronger company and that the technologies of the two companies may not be compatible, that the Company's receipts from existing development and licensing agreements may not be sufficient to maintain current operating expense levels through 2003, the risks associated with the Company's ability to develop pharmaceutical products using epitopes, the ability of epitope-based products to control infectious diseases and cancer, the safety and efficacy of epitope-based products in humans, the Company's ability to enter into and maintain collaborations and license arrangements, the efforts of the Company's collaborators and licensees to develop and commercialize products using the Company's technologies, achievement of research and development objectives by the Company and any collaborator, the timing and cost of conducting clinical trials, and the possibility that testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products. These factors are more fully discussed in the Company's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2002, and other periodic reports filed with the Securities and Exchange Commission. Epimmune expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

                              - tables to follow -

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                                 EPIMMUNE INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)
                  (in thousands, except per share amounts)

                                                Three months ended March 31,
                                                     2003           2002
                                                -------------   ------------
Revenues:
   License fees and milestones                  $         202   $          -
   Research grants and contract revenue                   255            536
   Related party revenue                                  973          1,420
                                                -------------   ------------
Total revenues                                          1,430          1,956

Costs and expenses:
   Research and development                             2,610          2,687
   General and administrative                             683            578
                                                -------------   ------------
Total costs and expenses                                3,293          3,265
                                                -------------   ------------
Loss from operations                                   (1,863)        (1,309)
Interest income, net                                       65            259
Other income, net                                          (2)            (1)
                                                -------------   ------------
Net loss                                        $      (1,800)  $     (1,051)
                                                =============   ============
Net loss per share - basic and diluted          $       (0.15)  $      (0.09)
Shares used in computing net
   loss per share - basic and diluted                  11,676         11,324
                                                =============   ============



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                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                               March  31,   December 31,
                                                 2003          2002
                                              -----------   ------------
                                              (unaudited)
ASSETS:
Current assets:
   Cash and cash equivalents                  $     7,553   $      9,745
   Other current assets                             1,116            708
Total current assets                                8,669         10,453
                                              -----------   ------------
Restricted cash                                       472            472
Property and equipment, net                         1,322          1,363
Patents and other assets                            3,298          3,240
                                              -----------   ------------
Total assets                                      $13,761   $     15,528
                                              ===========   ============

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities                           $     2,757   $      2,745
Other liabilities                                     204            197
Stockholders' equity                               10,800         12,586
Total liabilities and
  stockholders' equity                        $    13,761   $     15,528
                                              ===========   ============

                                 End of Filing

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